Exhibit 16

CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC Certified Public Accountants Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbnmcpa.com	Todd D. Chisholm Nephi J. Bierwolf Troy F. Nilson Douglas W. Morrill

August 10, 2010

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated August 10, 2010 of Secure Luggage Solutions, Inc., filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they pertain to our firm.

Yours truly,

Chisholm, Bierwolf, Nilson & Morrill, LLC

PCAOB Registered, Members of AICPA, CPCAF and UACPA

533 West 2600 South, Suite 25 • Bountiful, Utah 84010	12 South Main, Suite 208, Layton, Utah 84041